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                                  EXHIBIT 12.1
                     CKE RESTAURANTS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                           Twenty-Eight Weeks Ended
                                                     -------------------------------------
                                                     August 13, 2001       August 14, 2000
                                                     ---------------       ---------------
Earnings before fixed charges:
    Loss before income taxes
                                                         $(72,048)            $(26,718)
Fixed charges                                              48,752               54,116
                                                         --------             --------
                                                         $(23,296)            $ 27,398
                                                         ========             ========

Fixed charges:
    Interest expense                                     $ 35,031             $ 37,245
    Interest component of rent expense (1)                 13,721               16,871
                                                         --------             --------

                                                         $ 48,752             $ 54,116
                                                         ========             ========

Deficiency of earnings to cover fixed charges            $ 72,048             $ 26,718
                                                         ========             ========

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(1) Calculated as one-third of total rent expense